Exhibit 10.1

Mascot Ventures Inc.
1802 North Carson Street, Suite 108
Carson City, Nevada 89701

November 19, 2011

Wendy Wildmen
President
Mascot Ventures Inc.
1802 North Carson Street, Suite 108
Carson City, Nevada 89701

This letter agreement, dated November 19, 2011, memorializes the terms and conditions of an agreement of compensation by and between Wendy Wildmen (“Wildmen”) and Mascot Ventures Inc., a Nevada corporation (the “Company”).

1.  Compensation.  The Company agrees to pay Wildmen, for a term of two (2) years, $1,000 per month, on the last day of each month, as consideration for Wildmen serving and performing his duties as a non-employee President of the Company.  Wildmen shall have such executive responsibilities and duties as are assigned by the Board of Directors of the Company and are consistent with the position of President.  Wildmen shall assign her right to such compensation of $1,000 per month to the Company, until such time as the Company closes on an equity or debt financing of not less than $100,000.

2.   Assignment.  This letter agreement may not be assigned unless the Company and Wildmen consent in writing to such assignment.

Very truly yours,

MASCOT VENTURES, INC.

By:	/s/ Clive Hope
Name: Clive Hope
Title: Secretary

Agreed and Accepted this 19th day of November, 2011:

By:	/s/ Wendy Wildmen
Name: Wendy Wildmen (individually)